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                                                                     EXHIBIT 21

                             List of Subsidiaries

Innovative Physician Services, Inc., d/b/a Diagnostic Monitoring ("DM"), a Nevada corporation

Cadent Medical Corporation, a Delaware corporation

Survivalink Corporation, a Minnesota corporation

Artema Medical, a majority owned Swedish subsidiary